Exhibit 10.2
EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into by and between Tribune Publishing Company, LLC (the “Company”), a Delaware limited liability company, and Timothy E. Ryan (“Employee”), an individual. In consideration of the mutual promises and covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which are acknowledged by both parties, the Company agrees to employ Employee and Employee agrees to accept employment with the Company upon the terms and conditions set forth herein.

1.    EMPLOYMENT TERM.

The term of Employee’s employment hereunder shall commence on September 8, 2015 (the “Effective Date”) and, unless terminated pursuant to Section 8 below, shall continue through October 6, 2018 (the “Employment Term”).

2.    FREEDOM TO ENTER INTO THIS AGREEMENT.

Employee represents and covenants that: (a) the execution, delivery and performance of this Agreement by him does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which Employee is bound; and (b) Employee is not a party to or bound by any employment agreement, noncompetition agreement, non-solicitation agreement, confidentiality agreement or other agreement or obligation with any other person or entity that would in any way restrict or otherwise affect his performance of this Agreement.

3.    TITLE AND EMPLOYMENT DUTIES.

During the Employment Term and subject to the terms of this Agreement:

(a) Employee’s title will be CEO, California News Group. Employee will have such duties and responsibilities as are customarily exercised by someone serving in such a capacity as well as such other duties commensurate with his title and position as the Company may assign him from time to time.

(b) Employee agrees to devote his full business time, attention, and energies to the business of the Company and further agrees that he will perform his duties in a diligent, lawful and trustworthy manner, that he will act in accordance with his title and responsibilities and otherwise conduct himself in accordance with the written business and employee policies and practices of the Company as applicable.

(c) Employee will be based in and will work out of the Company’s office in Los Angeles. Company shall not relocate Employee to a different office outside the metropolitan area of Los Angeles, without Employee’s prior written consent.

4.    COMPENSATION.

During the Employment Term and subject to the terms of this Agreement:

(a) For the services rendered by Employee under this Agreement, the Company will pay Employee a gross base salary of Six Hundred Twenty-Five Thousand Dollars and Zero Cents ($625,000) per annum (the “Base Salary”). Employee’s Base Salary shall be payable, less all authorized or required deductions, in accordance with the Company’s then-effective payroll practices. The Company will periodically review Employee’s salary and may provide for salary increases during the Employment Term, such increases to be given, if given, in the discretion of the Company.

(b) Subject to Section 8 below, Employee shall have the opportunity to earn a discretionary annual management incentive bonus (“Annual Bonus”), with a target bonus opportunity of one hundred percent (100%) of his Base Salary (the “Target Bonus”), under a bonus plan to be established in good faith by the Company, based upon the achievement of both reasonably attainable annual Company and individual performance objectives as established by the Company. The Annual Bonus payable for any calendar year shall be paid, if paid, less all required or authorized deductions, at the time and in the manner such bonuses are paid to other similarly situated executives receiving annual bonus payments, in the calendar year following the year for which the bonus was earned, but in no event later than June 30 of the year following the year for which the bonus was earned. Notwithstanding the foregoing, Employee’s Annual Bonus for partial years in 2015 and 2018, if applicable, shall be determined as follows: For calendar year 2015, Employee’s Annual Bonus will be determined as follows: (i) a pro rata amount of the Annual Bonus Employee would have received under the Annual Bonus in effect for Employee for calendar year 2015 in his capacity as Publisher and Chief Executive Officer, The Baltimore Sun and The Morning Call (which provides a target bonus opportunity of 60% of his base salary in effect for such position) if his employment in that capacity had continued through the end of calendar year 2015 and the other conditions for payment had been made based on actual performance, based on the number of days worked in such capacity in 2015, plus (ii) a bonus amount equal to the Target Bonus, i.e., 100% of Employee’s Base Salary under this Agreement, pro-rated based on the number of days worked in Employee’s position as CEO, California News Group under this Agreement in calendar year 2015. For calendar year 2018, if after the end of the Employment Term and prior to the end of calendar year 2018, Employee’s employment terminates other than due to a termination by the Company for Cause (as defined below), Employee’s Annual Bonus for the partial year shall be a pro rata amount of the bonus earned under the bonus plan based on actual performance thereunder (based on Target Bonus and the number of days worked in such capacity in 2018), and such pro-rated bonus shall be paid, if paid, less all required or authorized deductions, at the time and in the manner such bonuses are paid to other similarly situated executives receiving annual bonus payments, in the calendar year following the year for which the bonus was earned, but in no event later than June 30 of the year following the year for which the bonus was earned.

(c) For the calendar years 2016, 2017 and 2018, Employee shall be granted a combination of restricted stock units (“RSUs”) and nonqualified stock options (“Options”) in Tribune Publishing Company’s common stock, valued in accordance with Black-Scholes or similar option-pricing model, with each of such annual awards having an aggregate fair value equal to five hundred and fifty thousand dollars ($550,000) based on the fair market value (the “FMV”) of the Tribune Publishing Company’s common stock on the date of grant.  The equity award each year shall be divided among the two types of awards as follows:  RSUs – 50% and Options – 50%.  The annual awards will be granted at the same time annual awards are granted to other similarly-situated executive officers of Tribune Publishing Company. The RSUs and Options shall be subject to such other terms as set forth in the applicable grant agreement and in the underlying equity plan as adopted by Tribune Publishing Company. Except as specifically provided otherwise in the grant agreement, if at all, and except as provided in Section 8 below, all unvested Options and RSUs shall terminate immediately upon termination of Employee’s employment for any reason and all vested Options shall terminate immediately upon termination of Employee’s employment by the Company with Cause, as defined below. Notwithstanding the foregoing, the annual grant of RSUs and Options is contingent upon approval by the stockholders of Tribune Publishing Company at its 2016 annual meeting of stockholders (expected to be held in May 2016) of a sufficient increase in the number of shares of common stock reserved under Tribune Publishing Company’s equity plan. If the additional shares are so approved, the vesting commencement date for the grant of RSUs and Options shall be March 1, 2016.

(d)    In addition, Employee shall be entitled to the payments and reimbursements provided for in Addendum 1 to this Agreement.

5.    BENEFITS.

(a) While employed by the Company, Employee shall be entitled to participate in the benefit plans and programs (including without limitation such medical, dental, vision, life, disability, retirement and other health and welfare plans), as the Company may have or establish from time to time for its employees in which Employee would be entitled to participate pursuant to their then-existing terms, in accordance with the terms and requirements of such plans. The foregoing, however, is not intended and shall not be construed to require the Company to establish any such plans or to prevent the modification or termination of such plans once established, and no such action or failure thereof shall affect this Agreement. It is further understood and agreed that all benefits Employee may be entitled to while employed by the Company shall be based upon his Base Salary and not upon any bonus, incentive or equity compensation due, payable, or paid to Employee, except where, if at all, the benefit plan provides otherwise.

(b) Employee will be eligible to receive four weeks (20 days) of paid vacation per calendar year, pro-rated for partial years, to be scheduled and approved in advance and taken in accordance with the Company’s vacation policies and practices applicable to the state in which Employee’s position is located.

6.    BUSINESS EXPENSES.

During the Employment Term, the Company shall reimburse Employee for reasonable travel and other expenses incurred in the performance of his duties hereunder as are customarily reimbursed to employees in accordance with the then-applicable expense reimbursement policies of the Company.

7.    RESTRICTIVE AGREEMENTS.

(a) During his employment with the Company (whether or not such employment continues beyond the Employment Term), Employee agrees that his employment is on an exclusive basis and that he: i) will not engage in any activity which is in conflict with his duties and obligations hereunder, whether or not such activity is pursued for gain, profit, or other pecuniary advantage; and ii) will not engage in any other activities which could harm the business or reputation of the Company or any of its affiliates.

(b) Employee agrees that during his employment with the Company (whether or not such employment continues beyond the Employment Term) and for twelve (12) months after the date on which his employment with the Company ends for any or no reason (whether terminated by him or by the Company), except as required in the performance of his duties for the Company, he will not: i) employ, either directly or indirectly, any person previously employed by the Company or any of its affiliates unless at such time such person is not then and has not been employed by the Company or any of its subsidiaries, business units, or other affiliates for at least six (6) months, or in any way solicit, entice, persuade or induce, either directly or indirectly, any person to terminate or refrain from renewing or extending their employment with the Company or any of its subsidiaries, business units, or other affiliates; or ii) intentionally interfere with the relationship of the Company with any person or entity who or which is a customer, client, supplier, developer, subcontractor, licensee or licensor or other business relation of the Company, or assist any other person or entity in doing so.

(c) As a consequence of his employment by the Company, Employee will be privy to the highest level of confidential and proprietary business information of the Company and its affiliates, not generally known by the public or within the industry and which, thereby, gives the Company and its affiliates a competitive advantage and which has been the subject of reasonable efforts by the Company and its affiliates to maintain such confidentiality. Except as required by law or as expressly authorized by the Company in furtherance of his employment duties, Employee shall not at any time, during his employment with the Company (whether or not such employment continues beyond the Employment Term) or thereafter, directly or indirectly use, disclose, or take any action which may result in the use or disclosure of, any Confidential Information. “Confidential Information” as used in this Agreement, includes all non-public confidential competitive, pricing, marketing, proprietary and other information or materials relating or belonging to the Company or any of its affiliates (whether or not reduced to writing), including without limitation all confidential or proprietary information furnished or disclosed to or otherwise obtained by Employee in the course of his employment, and further includes without limitation: computer programs; patented or unpatented inventions, discoveries and improvements; marketing, organizational, operating and business plans; strategies; research and development; policies and manuals; sales forecasts; personnel information (including without limitation the identity of Company employees, their responsibilities, competence and abilities, and compensation); medical information about employees; pricing and nonpublic financial information; current and prospective customer lists and information on customers or their employees; information concerning planned or pending acquisitions, investments or divestitures; and information concerning purchases of major equipment or property. Confidential Information does not include information that lawfully is or becomes generally and publicly known outside of the Company and its affiliates other than through Employee’s breach of this Agreement or breach by any person of some other obligation. Nothing herein prohibits Employee from disclosing Confidential Information as legally required pursuant to a validly issued subpoena or order of a court or administrative agency of competent jurisdiction, provided that Employee shall first promptly notify the Company if he receives a subpoena, court order or other order requiring any such disclosure, to allow the Company to seek protection therefrom in advance of any such legally compelled disclosure.

(d) Employee hereby acknowledges and agrees that the Company owns the sole and exclusive right, title and interest in and to any and all Works (as defined below), including without limitation all copyrights, trademarks, service marks, trade names, slogans, inventions (whether patentable or not), patents, trade secrets and other intellectual property and/or proprietary rights therein, including without limitation all rights to sue for infringement thereof (collectively, “IP Rights”). The Company’s right, title and interest in and to the Works includes, without limitation, the sole and exclusive right to secure and own copyrights and maintain renewals throughout the world, the right to modify and create derivative works of or from the Works without any payment of any kind to Employee, and the right to exclusively register or record any IP Rights in the Works in the Company’s name. Employee agrees that all Works shall be "works made for hire" for the Company as that term is defined in the copyright laws of the United States or other applicable laws. To the extent that any of the Works is determined not to constitute a work made for hire, or if any rights in any of the Works do not accrue to the Company as a work made for hire, Employee agrees that his signature on this Agreement constitutes an assignment (without any further consideration) to the Company of any and all of Employee’s respective IP Rights and other rights, title and interest in and to any and all Works. “Works” means any inventions, invention disclosures, developments, improvements, trade secrets, brands, logos, drawings, trademarks, service marks, trade names, documents, memoranda, data, software programs, object code, source code, ideas, original works of authorship, or other information that Employee conceives, creates, develops, discovers, makes or acquires, in whole or in part, either solely or jointly with another or others, during or pursuant to the course of his employment by the Company or its affiliates, and that relate directly or indirectly to the Company or any of its affiliates or their respective businesses, or to the Company’s or any of its affiliates’ actual or demonstrably anticipated research or development, and that are made through the use of any of the Company’s or any of its affiliates’ equipment, facilities, supplies, trade secrets or time, or that result from any work performed for the Company or any of its affiliates, or that is based on any information of, or provided to him by, the Company or any of its affiliates. Employee hereby is and has been notified by the Company, and understands that the foregoing provisions of this Section 7(d) do not apply to an invention for which no equipment, supplies, facilities or trade secret information of the Company or any of its affiliates was used and which was developed entirely on his own time, unless: (a) the invention relates at the time of conception or reduction to practice (i) to the business of the Company or any of its affiliates or (ii) to the Company’s or any of its affiliates’ actual or demonstrably anticipated research and development, or (b) the invention results from any work performed by Employee for the Company or any of its affiliates.

(e) It is mutually agreed and stipulated between Employee and the Company that the covenants set forth in Sections 7(a) through 7(d) of this Agreement are necessary to protect the legitimate business interests of the Company and its affiliates and are reasonable, including without limitation in time and scope.

(f) The amount of actual or potential damages resulting from Employee’s breach of any provision of Section 7(a) through 7(d) of this Agreement will be inherently difficult to determine with precision and, further, any breach could not be reasonably or adequately compensated in money damages. Accordingly, any breach by Employee of any provision of Section 7(a) through 7(d) of this Agreement will result in immediate and irreparable injury and harm to the Company and its affiliates for which the Company and its affiliates will have no adequate remedy at law. The Company and/or its affiliates, thus, will be entitled to temporary, preliminary and permanent injunctive relief to prevent any such actual or threatened breach, without posting a bond or other security. The Company’s and/or its affiliates’ resort to such equitable relief will not waive any other rights that any of them may have to damages or other relief, and the Company and/or its affiliates shall be entitled to reasonable attorney’s fees and costs incurred in pursuing such an action should any of them prevail.

8.    TERMINATION/POST-TERMINATION PAYMENTS.

(a) This Agreement, except for Section 7(d) above and this Section 8(a), will automatically terminate if Employee dies. In such case; (i) the benefits available to his estate, heirs and beneficiaries shall be determined in accordance with the applicable benefit plans and programs then in effect; and (ii) within sixty (60) days of the date of death, the Company shall pay Employee any unpaid Base Salary and any other amounts due under this Agreement through the date of death. Except as set forth above, the Company shall not have any further obligations under this Agreement. This Agreement, except for Section 7(d) above and this Section 8(a), will not survive Employee’s death, and will not inure to the benefit of his heirs, assigns and/or designated beneficiaries.

(b) The Company may terminate Employee’s employment at any time during the Employment Term for “Cause.” “Cause” shall be determined by the Company reasonably and in good faith, but shall mean the occurrence of any one or more of the following (it being acknowledged and agreed that a Disability1 of the Employee shall not be deemed to be Cause):

(i) a material failure by Employee to perform his duties of employment diligently and competently after having been notified in writing of such specific performance deficiencies and having not less than thirty (30) days to correct the deficiencies;
(ii) failure or refusal to implement or follow reasonable, material and lawful directives of the Company, if such breach is not cured (if curable) within 20 days after written notice thereof to the Employee by the Company;
(iii) a material breach of any material provisions of this Agreement, or a material violation of the then existing policies, procedures or rules of the Company, as applicable, if such breach is not cured (if curable) within 20 days after written notice thereof to the Employee by the Company;
(iv) the commission of an act of fraud, embezzlement, theft, material misappropriation (whether or not related to employment with the Company) or the commission of or nolo contendere or guilty plea to any felony; or
(v) intentional misconduct materially injurious to the Company, its affiliates or subsidiaries, either monetarily or otherwise.

(c)(1) The Company may terminate Employee’s employment, at any time, other than for Cause as defined above. (2) Employee may terminate his employment at any time during the Employment Term with or without “Good Reason.” “Good Reason” means one or more of the following events: (a) a reduction in the Base Salary, a reduction in the Target Bonus, or a reduction in the relocation benefits described in the Addendum 1 hereto, in each case without Employee’s prior written consent; (b) a failure by the Company to pay in accordance with the terms of this Agreement without Employee’s prior written consent; (c) a material diminution or adverse change in Employee’s duties, authority, responsibilities, reporting line or positions without Employee’s prior written consent; or (d) a Change in Control2; provided, however, that prior to resigning for Good Reason,
___________________________
1 “Disability” means Employee would be entitled to long-term disability benefits under the Company’s long term disability plan as in effect from time to time, without regard to any waiting or elimination period under such plan and assuming for the purpose of such determination that Employee is actually participating in such plan at such time. If the Company does not maintain a long-term disability plan, “Disability” means Employee’s inability to perform his duties and responsibilities hereunder due to physical or mental illness or incapacity that is expected to last for a consecutive period of 90 days or for a collective period of 120 days in any 365 day period as determined by the Company in its good faith judgment.
2 “Change in Control” means either a “TPC Change in Control” or a “CNG Change in Control”, each as defined in Exhibit A.

Employee shall give written notice to the Company of the facts and circumstances claimed to provide a basis for such resignation not more than thirty (30) days following his knowledge of such facts and circumstances or with respect to a Change in Control, not more than five (5) days following the occurrence of a Change in Control), and, if curable (with the understanding that the occurrence of a Change in Control is not curable), the Company shall have thirty (30) days after receipt of such notice to cure such facts and circumstances (and if so cured, then Employee shall not be permitted to resign with Good Reason in respect thereof). Any resignation with Good Reason shall be communicated to the Company by written notice, which shall include Employee’s date of termination of employment (which, except as set forth in the preceding sentence or in the event of a Change in Control, shall be a date at least ten (10) days after delivery of such notice and the expiration of such cure period and not later than 60 days thereafter and which, in the case of a Change in Control, shall be within ten (10) days following the effective date of the Change in Control).

(d)(1) If the Company terminates Employee’s employment other than for Cause as defined above or if Employee resigns for Good Reason (other than Change of Control) during (and not after) the Employment Term, the Company will provide him within ten (10) days after the date on which Employee’s employment terminates with a Waiver and General Release (the “Waiver”) of any and all legally-waivable claims against the Company and its past, present, and future parents, divisions, subsidiaries, partnerships, other affiliates, and other related entities (whether or not they are wholly owned); and the past, present, and future owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, agents, representatives, members, associates, employees, and attorneys of each entity listed above (a copy of the Waiver is attached as Exhibit B), and provided that on or within twenty one (21) days after the date on which Employee receives the Waiver or such longer period as may be applicable under the ADEA, Employee: i) signs, dates and returns the Waiver to the Company; and ii) does not revoke the Waiver in accordance with its terms, the Company will, as consideration (“Consideration”), (A) pay Employee not later than sixty (60) days of the date of Employee’s termination of employment: (i) a lump sum amount equal to twelve (12) months of his Base Salary, less all required or authorized deductions, (ii) any unpaid Annual Bonus with respect to the calendar year immediately preceding the calendar year of termination of employment; (iii) a pro-rata amount of the Target Bonus based on the number of days worked in such calendar year, and (B) Employee shall be entitled to accelerated vesting of all outstanding unvested equity awards granted under Section 4(c) prior to the date of termination that would have vested in the ordinary course over the one (1) year period following such termination. Notwithstanding the preceding, to the extent that any amount payable under this Section 8(d)(1) constitutes nonqualified deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): i) Section 9 shall, if applicable, apply to such portion of the payment which is nonqualified deferred compensation, and ii) if the sixty-(60) day period following Employee’s termination of employment spans two calendar years, the portion of such payment which is nonqualified deferred compensation shall be paid in the second calendar year.

(d)(2) If Employee resigns for Good Reason due to a Change of Control or is terminated without Cause by the Company on or after a Change of Control, in either case, during (and not after) the Employment Term, the Company will provide him within ten (10) days after the date on which Employee’s employment terminates with the Waiver of any and all legally-waivable claims against the Company and its past, present, and future parents, divisions, subsidiaries, partnerships, other affiliates, and other related entities (whether or not they are wholly owned); and the past, present, and future owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, agents, representatives, members, associates, employees, and attorneys of each entity listed above (a copy of the Waiver is attached as Exhibit B), and provided that on or within twenty one (21) days after the date on which Employee receives the Waiver or such longer period as may be applicable under the ADEA, Employee: i) signs, dates and returns the Waiver to the Company; and ii) does not revoke the Waiver in accordance with its terms, the Company will, as Consideration, (A) pay Employee not later than sixty (60) days of the date of Employee’s termination of employment: (i) a lump sum amount equal to (a) in the case of a TPC Change of Control, twelve (12) months of his Base Salary plus one (1) year of Target Bonus, or (b) in the case of a CNG Change of Control, twenty-four (24) months of his Base Salary plus two (2) years of Target Bonus, in either case, less all required or authorized deductions; and (ii) any unpaid Annual Bonus with respect to the calendar year immediately preceding the calendar year of termination of employment; and (B) Employee shall be entitled to accelerated vesting of all outstanding unvested equity awards granted under Section 4(c) prior to the date of termination that would have vested in the ordinary course over the one (1) year period following such termination. Notwithstanding the preceding, to the extent that any amount payable under this Section 8(d)(2) constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code: i) Section 9 shall, if applicable, apply to such portion of the payment which is nonqualified deferred compensation, and ii) if the sixty-(60) day period following Employee’s termination of employment spans two calendar years, the portion of such payment which is nonqualified deferred compensation shall be paid in the second calendar year.

(e) The parties expressly agree that the Company’s payment of Consideration pursuant to Section 8(d) above precludes Employee from eligibility for or entitlement to any and all other payments, including but not limited to compensation, benefits or perquisites, subject to any earned but unpaid wages and accrued but unpaid vacation as of the date of termination as well as benefits that may be vested under the terms of applicable benefit plans in which he participates. Notwithstanding any other provision of this Agreement, Employee shall not participate in or be eligible under (and Employee hereby waives participation in) any other severance or severance-related plan or program of the Company or any of its affiliates in effect at any time (whether his employment terminates or is terminated with or without Cause during the Employment Term).
9.    COMPLIANCE WITH IRS CODE SECTION 409A.

It is intended that any amounts and benefits payable under this Agreement will be exempt from or comply with Section 409A of the Code, and treasury regulations relating thereto, so as not to subject

Employee to the payment of any interest and tax penalty which may be imposed under Section 409A of the Code, and this Agreement shall be interpreted and construed accordingly, provided, however, that the Company and its affiliates shall not be responsible for any such interest and tax penalties. All references in this Agreement to Employee’s termination of employment shall mean a separation from service within the meaning of Section 409A of the Code. The timing of the payments or benefits provided herein may be modified to so comply with Section 409A of the Code. Any reimbursement payable to Employee pursuant to this Agreement shall be conditioned on the submission by Employee of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to Employee in accordance with Company practices following receipt of such expense reports (or invoices), but in no event later than the last day of the calendar year following the calendar year in which Employee incurred the reimbursable expense. Notwithstanding any other provision in this Agreement, if on the date of Employee’s separation from service (as defined in Section 409A of the Code) (i) the Company or any of its affiliates is a publicly traded corporation and (ii) Employee is a “specified employee,” as defined in Section 409A of the Code, then to the extent any amount payable under this Agreement upon Employee’s separation from service constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, that under the terms of this Agreement would be payable prior to the six (6) month anniversary of Employee’s separation from service, such payment shall be delayed until the earlier to occur of (x) the first day of the month following the six (6) month anniversary of Employee’s separation from service or (y) the date of Employee’s death.

10.    NOTICES.

Any notice, request, or other communication required or permitted to be given hereunder shall be made to the following addresses or to any other address designated by either of the parties hereto by notice similarly given: (a) if to the Company, to Tribune Publishing Company, LLC, c/o Chief Executive Officer, 435 N. Michigan Avenue, Chicago, IL 60611; and (b) if to Employee, to his last known home address in the Company’s records. All such notices, requests, or other communications shall be sufficient if made in writing either (i) by personal delivery to the party entitled thereto, (ii) by certified mail, return receipt requested, or (iii) by express courier service with proof of delivery, and shall be effective upon personal delivery, upon the fourth (4th) day after mailing by certified mail, or upon the second (2nd) day after sending by express courier service.

11.    COMPANY PROPERTY

Except as required in furtherance of Employee’s employment, Employee will not remove from the Company’s premises any property of the Company or its affiliates, including without limitation any documents or things containing any Confidential Information, computer programs and drives or storage devices of any kind (portable or otherwise), files, forms, notes, records, charts, or any copies thereof (collectively, "Property"). Upon any termination at any time by either party of Employee's employment for any or no reason, Employee shall return to the Company, and shall not alter, delete or destroy, any and all Property, including without limitation any and all laptops and other computer equipment, iPhones, iPads, laptops, blackberries and similar devices, cellphones, credit cards, keys and other access cards, and electronic and hardcopy files.

12.    NONDISPARAGEMENT.

Employee agrees that he will not at any time during his employment with the Company (whether or not such employment continues beyond the Employment Term) or thereafter take (directly or indirectly, individually or in concert with others) any actions or make any communications calculated or likely to have the effect of materially undermining, disparaging or otherwise reflecting negatively upon the reputation, goodwill, or standing in the community of the Company, or any of its respective subsidiaries, business units, other affiliates, officers, directors, employees and/or agents, provided that nothing herein shall prohibit Employee from giving truthful testimony or evidence to a governmental entity, or if properly subpoenaed or otherwise required to do so under applicable law.

13.    ASSIGNMENT.

This is an Agreement for the performance of personal services by Employee and may not be assigned by Employee. This Agreement may be assigned or transferred to, and shall be binding upon and shall inure to the benefit of: (a) the Company, or its subsidiaries, business units, or other affiliates and its/their respective legal successors; and (b) any person or entity that at any time (whether by merger, purchase or otherwise) acquires all or substantially all of the assets, ownership interests or business of the Company.

14.        GOVERNING LAW; INTERPRETATION OF THE AGREEMENT.

This Agreement shall be construed and interpreted in accordance with the laws of the State of California (without giving effect to the choice of law principles thereof). Employee and the Company acknowledge that each party had an equal opportunity to review and/or modify the provisions set forth in this Agreement. Thus, in the event of any misunderstanding, ambiguity or dispute concerning this Agreement's provisions or their interpretation, no rule of construction shall be applied that would result in having this Agreement interpreted against either party. The language of all parts in this Agreement shall be construed as a whole, according to fair meaning, and not strictly for or against any party. The headings provided in boldface are inserted for the convenience of the parties and shall not be construed to limit or modify the text of this Agreement.

15.	COMPLETE AGREEMENT.

This Agreement (and its attachments which include an Addendum 1, describing additional terms related to certain allowances available to Employee, Exhibit A, defining the terms “TPC Change of Control” and “CNG Change of Control” and Exhibit B, attached the form of Waiver) embodies the entire agreement and understanding of the parties hereto with regard to the matters described herein and supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written, actual or alleged, between said parties regarding such matters, including without limitation concerning Employee’s compensation arrangements or other terms and conditions of employment (if any), and any actual or alleged prior employment agreements with or involving the Company or any of its affiliates. This Agreement cannot be amended, modified, supplemented or altered except by written amendment signed by Employee and the Chief Executive Officer of the Company.

16.    SEVERABILITY/REFORMATION.
Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is found by a court of competent jurisdiction to be unreasonable or otherwise unenforceable, it is the purpose and intent of the parties that any such provision be deemed modified or limited so that, as modified or limited, such provision may be enforced to the fullest extent possible. If any provision of this Agreement is held to be prohibited by or invalid under applicable law (notwithstanding any attempted modification or limitation pursuant to the preceding sentence), such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
17.    SURVIVAL.

Except as provided in Section 8(a) above, the provisions of Section 2 and of Sections 7 through 17 (inclusive) of this Agreement shall survive any expiration of the Employment Term and any termination of Employee’s employment at any time (whether during or after the Employment Term) by either party with or without Cause, and shall not be limited or discharged by any alleged breach or misconduct on the part of the Company.

18.    MISCELLANEOUS.

This Agreement may be executed in two or more counterparts, or by facsimile transmission, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. The headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement.

Timothy E. Ryan	TRIBUNE PUBLISHING COMPANY, LLC

_/s/ Timothy E. Ryan_________	By:_/s/ Jack Griffin___________ Jack Griffin, CEO

Date: __Sept. 7________, 2015	Date: __Sept. 7__________, 2015

EXHIBIT A

“TPC Change in Control” means the occurrence of any of the following events with the “Applicable Company” defined as “Tribune Publishing Company, LLC” or “Tribune Publishing Company”, and “CNG Change in Control” means the occurrence of any of the following events with the “Applicable Company” defined as “Los Angeles Times Communications LLC” (it being understood that a TPC Change in Control shall not be deemed to also trigger a CNG Change in Control):
(a)    Consummation of a merger, consolidation, or other reorganization of the Applicable Company with or into (“Business Combination”), sale of securities representing a majority of the voting equity securities of the Applicable Company in a tender offer, equity placement, or other transaction, or the sale of all or substantially all of the Applicable Company’s business and/or assets as an entirety to (“Sale”), one or more entities that are not subsidiaries or affiliates of the Applicable Company, unless immediately following such Business Combination or Sale, (i) 50% or more of the total voting power of (x) the entity resulting from such Business Combination or the entity that has acquired all or substantially all of the business or assets of the Applicable Company in a Sale (in either case, the “Surviving Company”), or (y) if a Sale, the ultimate parent entity that directly or indirectly has Beneficial Ownership of sufficient voting securities eligible to elect a majority of the board of directors (or the analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the outstanding common voting securities of the Applicable Company, as applicable, that were outstanding immediately prior to such Business Combination or Sale (or, if applicable, is represented by shares into which the outstanding common voting securities of the Applicable Company were converted or exchanged pursuant to such Business Combination or Sale), (ii) no Person is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the outstanding voting securities eligible to elect members of the board of directors (or the analogous governing body) of the Surviving Company (if a Business Combination) or the Parent Company (if a Sale), and (iii) at least a majority of the members of the board of directors (or the analogous governing body) of the Surviving Company (if a Business Combination) or the Parent Company (if a Sale) following the consummation of the Business Combination or Sale were members of the board of directors (or the analogous governing body) at the time of such board’s approval of the execution of the definitive agreement providing for such Business Combination or Sale or recommendation or approval of such tender offer, equity placement, or other transaction (terms capitalized but not otherwise defined in this subsection (a) of this Exhibit have the meaning set forth in Tribune Publishing Company’s 2014 Omnibus Incentive Plan); or
(b)    Individuals who on September 8, 2015 constituted the board of directors (or equivalent for a limited liability company, if applicable) of the Applicable Company (the “Board”) cease to constitute at least a majority thereof, unless the election, or the nomination for election by the stockholders (or member(s), if applicable) of the Applicable Company, of each new director was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors on September 8, 2015 (including for these purposes, new members whose election or nomination was so approved), but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.

EXHIBIT B

Form of Waiver

(To Be Attached)

WAIVER AND GENERAL RELEASE AGREEMENT
This Waiver and General Release Agreement (“Waiver and Release”) is made by and between INSERT NAME (“you” or “Executive”) and Los Angeles Times Communications LLC (“Company” or “LATC”), a subsidiary of Tribune Publishing Company, (together “Parties”) to set forth the Parties’ agreement concerning the terms and conditions that govern the termination of Executive’s employment relationship with the Company. The Parties mutually agree as set forth herein.
1.Separation Date. The Company hereby exercises its right under that certain Employment Agreement by and between Executive dated INSERT DATE (the “Employment Agreement”), to terminate the employment of Executive without cause. The employment relationship between the Company and Executive is terminated, effective INSERT DATE (“Separation Date”). From and after the Separation Date, there shall be no employment relationship between Executive and either the Company itself or any subsidiary, parent, division, entity, agent, shareholder, or affiliate of the Company. Executive agrees to execute all additional documents and take such further steps as may be required to effectuate his termination from any and all positions, titles, duties, authorities, and responsibilities with, arising out of, or relating to the Executive’s employment.
2.Final Pay, Expenses, and Discontinuation of Benefits. Executive’s wages, salary, and compensation, and his participation in the benefit plans and programs in which active Company employees participate shall be discontinued as follows:
a.    Salary and Expenses. The Company will pay Executive at his normal salary rate in accordance with the Company’s standard payroll practices through the Separation Date. Executive will be reimbursed for any unreimbursed expenses incurred prior to the Separation Date per Company policy. Reimbursement requests must be submitted no later than 30 days after the Separation Date.
b.    Vacation Pay. All vacation pay that Executive has earned and accrued and which remains unused as of the Separation Date will be paid to Executive on the Separation Date.
c.    Benefit Plans and Programs. As of the Separation Date, Executive will cease to receive, accrue, or be eligible for coverage or benefits under benefit plans and programs provided to employees of the Company, with the sole exception of the specific benefits promised in this Waiver and Release. Any vested benefits to which Executive may be entitled under the pension, 401(k), or other retirement plans of the Company shall be provided to Executive in accordance with the terms of those plans, including the terms that govern the time and form of payment of benefits. Upon termination of the Executive’s medical benefits, regardless of signing this Waiver and Release, Executive will be eligible to convert his medical benefits in accordance with COBRA provisions. COBRA notification will be mailed directly to Executive.
3.Separation Benefits. In exchange for Executive’s promises set forth in this Waiver and Release, and contingent upon Executive’s valid execution of this Waiver and Release without revocation, the Company will provide Executive with the Separation Benefits described in this Section 3 in accordance with the Employment Agreement.

a.    Liquidated Damages. The Company will pay Executive as liquidated damages pursuant to the Employment Agreement, the sum of INSERT AMOUNT ($000,000.00), the equivalent of INSERT AMOUNT , less applicable deductions and withholdings that are required or were previously authorized or agreed (“Liquidated Damages”). Liquidated Damages will be paid to Executive within ten (10) days after the date on which the Company receives a signed and dated copy of this Waiver and Release from Executive, and provided that this Waiver and Release is validly executed within the time period allowed in Section 7 below. The Liquidated Damages payment shall not be eligible for 401(k) plan deductions or counted for purposes of calculating any pension or retirement benefit.
b.    Prior Equity Awards. As provided in the Employment Agreement, the vesting of all outstanding unvested restricted stock units (“RSUs”) and nonqualified stock options (“Options”) granted prior to the Separation Date that would have vested in the ordinary course over the one-year period following the Separation Date, is accelerated.
c.    Understanding. Executive acknowledges that, pursuant to and in accordance with, the Employment Agreement, he is not entitled to any additional payment or benefit that is not expressly promised or described in this Waiver and Release, and he expressly hereby waives any claim or entitlement to any other severance benefit to which he otherwise may be entitled under any other plan or program of the Company.
d.    Internal Revenue Code 409A. To the extent applicable, it is intended that the compensation arrangements under this Waiver and Release be in full compliance with Section 409A of the Internal Revenue Code (“Section 409A”). This Waiver and Release shall be construed in a manner to give effect to such intention. In no event whatsoever (including, but not limited to, as a result of this section or otherwise) shall the Company be liable for any tax, interest or penalties that may be imposed on Executive under Section 409A. The Company shall have no obligation to indemnify or otherwise hold Executive harmless from any or all such taxes, interest or penalties, or liability for any damages related thereto. Executive acknowledges that he has been advised to obtain independent legal, tax or other counsel in connection with Section 409A.
4.Release of Claims.
a.    In exchange for the Separation Benefits described in Section 3, and subject only to the exclusions of Section 4(c) below, Executive hereby RELEASES the Company, its parents, shareholders, subsidiaries, affiliates, predecessors, successors, assigns, related companies or entities, its and their employee benefit plans and administrators, and any and all of its and their respective current and former officers, directors, partners, insurers, agents, representatives, attorneys, accountants, actuaries, trustees, fiduciaries, shareholders, and employees (“Released Parties”) from any and all claims, demands, or causes of action which Executive or Executive’s heirs, executors, administrators, agents, attorneys, representatives, or assigns (all collectively included in the term “Executive” for purposes of this release), has, had or may have against any of the Released Parties, based on any events or circumstances arising or occurring on or before the date of Executive’s execution of this Waiver and Release, including, but not limited to, any claims relating to Executive’s employment or termination of employment. Executive also waives and releases any rights of continued employment, reinstatement, or reemployment with any of the Released Parties and hereby agrees not to seek employment with any of the Released Parties after the date of this Waiver and Release.
b.    Subject only to the exclusions in Section 4(c) below, Executive expressly agrees, understands, and acknowledges that this is a general release that, to the fullest extent permitted by law, waives, surrenders, and extinguishes any and all claims that Executive has or may have against any of the Released Parties, including, any claims arising from or relating in any way to his employment relationship or the termination of his employment relationship with the Company, including claims which could arise under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, as amended, the Workers Adjustment and Retraining Notification Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Constitution, the California Fair Employment and Housing Act, the California Family Rights Act, the California Labor Code, the California Unruh Act, any public policy, contract, tort, or common law, or any allegation for costs, fees, or other expenses including attorneys’ fees, and any and all other federal, state and local laws or obligations regulating the employment relationship between the parties, or by reason of any matter, cause or thing whatsoever, whether known or unknown (“Claims”), except for claims for enforcement of his rights under this Waiver and Release, claims that may arise after the date Executive signs this Waiver and Release, and claims that cannot be waived as a matter of law.
In addition, nothing herein shall prevent Executive from filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or similar federal or state agency or Executive’s ability to participate in any investigation or proceeding conducted by such agency; provided, however, that pursuant to Section 3, Executive is waiving any right to recover monetary damages or any other form of personal relief in connection with any such charge, complaint, investigation or proceeding. To the extent Executive receives any personal or monetary relief in connection with any such charge, complaint, investigation or proceeding, the Company will be entitled to an offset for the payments made pursuant to Section 2 of this Waiver and Release.
c.    Claims Not Released. The claims released under Section 4 of this Waiver and Release do not include any claim or cause of action based on any of the following: (a) the right to vested benefits under any pension or retirement plan; (b) the right to continued benefits as required by COBRA; (c) any right to receive workers’ compensation benefits or unemployment insurance as required by applicable law; (d) the right to challenge the validity or enforceability of this Waiver and Release under the Older Workers Benefit Protection Act (“OWBPA”); (e) any claim to enforce the terms of this Waiver and Release; or (f) any claim which cannot be waived as a matter of law. Additionally, Executive does not waive or release any entitlement that he may have to indemnification or reimbursement as an officer of the Company or its affiliates. For the avoidance of doubt, nothing herein constitutes a waiver or release of any claim that may arise in the future.
d.    Waiver of Unknown Claims. Executive understands and agrees that the Claims released above include not only claims presently known to Executive, but also include all unknown or unanticipated claims, complaints, rights, suits and actions of every kind and character that would otherwise come within the scope of the released Claims. Executive understands that Executive may hereafter discover facts different from what Executive now believes to be true, which if known, could have materially affected this Waiver and Release, but

Executive nevertheless waives any claims or rights based on different or additional facts. Executive knowingly and voluntarily waives any and all rights or benefits that Executive may now have, or in the future may have, under the terms of Section 1542 of the Civil Code of the State of California, which provides as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
e.    Permitted Conduct. Nothing in the Waiver and Release shall prohibit or restrict Executive, the Company or their respective attorneys from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to the Waiver and Release, including all exhibits, or as required by law or legal process; or (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, the EEOC or similar state or local agency, the Company’s Legal Department, and the Securities and Exchange Commission, and/or pursuant to the Dodd-Frank or Sarbanes-Oxley Act; provided that, to the extent permitted by law, upon receipt of any subpoena, court order or other legal process compelling disclosure of any such information or documents, Executive will give prompt written notice to the Company so as to permit the Company to protect its interests to the fullest extent possible. Notwithstanding any of the foregoing, Executive shall not disclose attorney-client privileged communications. Separation Benefits provided to Executive under Section 3 shall be the sole financial benefit that Executive is entitled to get for any of the claims that Executive is releasing under Section 4. Therefore, even though Executive can initiate, assist in, or provide testimony or information in an investigation or in proceedings described in this Section 4(e), doing so will not entitle Executive to additional compensation from any of the Released Parties. In fact, if Executive is awarded any monetary relief in connection with any lawsuit, legal proceeding, charge or complaint, that relief will be reduced by any amounts paid or payable by the Company to Executive under this Waiver and Release.
5.Pay and Leave Confirmation. Executive is not aware of any occasion on which the Company or any of the Released Parties failed to pay Executive for hours worked for or on behalf of the Company at the appropriate rate of pay. Executive agrees that he has received all entitlements due from the Company relating to Executive’s employment with the Company, including but not limited to, all wages earned, sick pay, vacation pay, and any paid and unpaid personal leave for which Executive was eligible and entitled, and that no other entitlements are due to Executive other than as set forth in this Waiver and Release. Executive is not aware of any occasion on which he was denied any leave that he was entitled to take under the Family and Medical Leave Act or otherwise.
6.Confidentiality, Intellectual Property, and other Obligations. Pursuant to the covenants and promises made and agreed in the Employment Agreement, Executive affirms that he is bound by the Restrictive Agreements therein, and further affirms and agrees that except as permitted in Section 4(c) above, as follows
a.    Non-Solicitation. Executive agrees that for twelve (12) months after the Separation Date, he will not: (i) employ, either directly or indirectly, any person previously employed by Tribune Publishing Company or any of its subsidiaries, business units, or other affiliates (collectively "affiliates"), including but not limited to LATC, (“Tribune”), unless at such time such person is not then and has not been employed by Tribune or any of its affiliates for at least six (6) months, or in any way solicit, entice, persuade or induce, either directly or indirectly, any person to terminate or refrain from renewing or extending their employment with Tribune or any of its affiliates; or (ii) intentionally interfere with the relationship of Tribune or any of its affiliates with any person or entity who or which is a customer, client, supplier, developer, subcontractor, licensee or licensor or other business relation of Tribune, or assist any other person or entity in doing so; provided that the preceding clause (i) shall not prohibit Executive from (x) conducting a general solicitation made by means of a general purpose advertisement not specifically targeted at employees or other persons or entities described in clause (i) or (y) soliciting any employee or other person or entity described in clause (i) who is referred to Executive by search firms, employment agencies or other similar entities, provided that such firms, agencies or entities have not been instructed by Executive to solicit any such employee or person or entity or category thereof.
b.    Confidential Information. Executive shall not at any time, directly or indirectly use, disclose, or take any action which may result in the use or disclosure of, any Company Confidential Information. "Confidential Information" includes all non-public confidential competitive, pricing, marketing, proprietary and other information or materials relating or belonging to Tribune or any of its affiliates (whether or not reduced to writing), including without limitation all confidential or proprietary information furnished or disclosed to or otherwise obtained by Executive in the course of his employment, and further includes without limitation: computer programs; patented or unpatented inventions, discoveries and improvements; marketing, organizational, operating and business plans; strategies; research and development; policies and manuals; sales forecasts; personnel information (including without limitation the identity of Tribune employees, their responsibilities, competence and abilities, and compensation); medical information about employees; pricing and nonpublic financial information; current and prospective customer lists and information on customers or their employees; information concerning planned or pending acquisitions, investments or divestitures; and information concerning purchases of major equipment or property. Confidential Information does not include information that lawfully is or becomes generally and publicly known outside of Tribune and its affiliates other than through Executive’s breach of this Waiver and Release or the Employment Agreement or breach by any person of some other obligation. Nothing herein prohibits Executive from disclosing Confidential Information as legally required pursuant to a validly issued subpoena or order of a court or administrative agency of competent jurisdiction, provided that Executive shall first promptly notify the Company if he receives a subpoena, court order or other order requiring any such disclosure, to allow the Company to seek protection therefrom in advance of any such legally compelled disclosure.
c.    Intellectual Property. All writing or other works subject to copyright and, whether patentable or not, every invention, discovery, improvement, device, design, apparatus, practice, process, method or product (each of which is hereinafter called an “invention”), created, written, made, developed, perfected, devised, conceived or first reduced to practice by the Executive, either solely or in collaboration with others during his employment by the Company and its affiliates, whether or not during regular working hours, relating in any way to the business, products, developments or activities of the Company and its affiliates, are the sole and exclusive property of the Company and its affiliates. To the extent that the Company and its affiliates or the Executive was, is or will be involved in agreements or arrangements with the United States Government or agencies or instrumentalities thereof, Executive agrees that he was, is and will be bound by all obligations, restrictions, and limitations imposed by contract, law or regulation, applicable to any invention conceived or developed, or to any writing or other work acquired, written or produced by the Executive during the period of his employment with the Company and its affiliates, and shall take all action which may be required to discharge such obligations and to comply with such restrictions and limitations.
d.    Confidentiality of Terms. Except as permitted in Section 4(c) and 6(b) above, Executive has kept and agrees to keep the terms of this Waiver and Release confidential; agrees not to disclose such terms to anyone except his spouse, attorneys, accountants, or tax advisors; and agrees to take all steps necessary to assure confidentiality by those recipients. If Executive discloses the terms of this Waiver and Release to his spouse, attorneys, accountants, or tax advisors, Executive (i) will advise them that they must not disclose the terms of this Waiver and Release to anyone else and (ii) will be responsible for any such disclosure by them to the same extent as if Executive made the disclosure himself.
e.    Cooperation in Litigation/Investigations. If requested, Executive will provide full cooperation to the Company in connection with the investigation and/or litigation of matters about which Executive had personal knowledge during his employment with the Company. Such cooperation will include consulting with Company counsel and preparing for and attending depositions or hearings.
f.    Non-Disparagement. Except as permitted in Section 4(e) and 6(b) above, Executive shall not make to any third party any false or defamatory statement about the Company or any of the Released Parties, nor shall he make any statement of belief or purported fact about the Company or any of the Released Parties if such statement is disparaging or intended to harm the reputation or standing of any of the same. In addition to other legal or equitable relief to which the Company may be entitled, Executive shall be liable to the Company for liquidated damages in the amount of $67,500.00 for each instance of a statement violating this Section 6(f).
g.    Company Property. No later than the Separation Date, Executive will return to the Company all property belonging to the Company.
7.Knowing and Voluntary Waiver of Rights. Executive understands and acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and the Older Workers Benefit Protection Act (“OWBPA”), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA and OWBPA, after the Effective Date of this Waiver and Release. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Waiver and Release; (b) he has twenty-one (21) days within which to consider this Waiver and Release; (d) he has seven (7) days following his execution of this Waiver and Release to revoke this Waiver and Release; (e) this Waiver and Release shall not be effective until after the revocation period has expired; and (f) nothing in this

Waiver and Release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA or OWBPA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Waiver and Release and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Waiver and Release. For any revocation to be effective, Executive understands and agrees that he must notify the Company of the revocation in an express, signed writing delivered to the attention Cindy Ballard, SVP Human Resources at 202 West First Street, Los Angeles, CA 90012, within seven (7) days following Executive’s execution of this Waiver and Release.
8.General Provisions
a.    Complete Agreement. This Waiver and Release constitutes the entire understanding of the Company and the Executive with respect to the subject matter hereof and, together with the Employment Agreement, award agreements accepted by Executive as a condition of each grant of RSUs or Stock Options, and provisions of the intellectual property, trade secret, confidentiality, or proprietary information agreements signed by Executive, shall supersede all prior understandings, written or oral, except as expressly incorporated herein. Neither of the Parties is executing this Waiver and Release in reliance upon any statement or representation not expressly set forth or incorporated herein.
b.    Amendment; Waiver. The terms of this Waiver and Release may be changed, modified or discharged only by a written instrument signed by both of the Parties. A failure of the Company or the Executive to insist upon strict compliance with any provision of this Waiver and Release shall not be deemed a waiver of such provision or any other provision hereof.
c.    Non-Admission. This Waiver and Release does not constitute and shall not be construed as an admission by the Company or any of the Released Parties that any of them has violated any law, interfered with any rights, breached any obligation or otherwise engaged in any improper or illegal conduct, and the Company expressly denies that it has engaged in any such conduct.
d.    Unenforceability. The invalidity or unenforceability of any particular provision of this Waiver and Release shall not affect the other provisions hereof, and this Waiver and Release shall be construed in all respects as if such invalid or unenforceable provisions were omitted.
e.    Counterparts. This Waiver and Release may be signed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.
f.    Construction of Agreement. Each party has negotiated the terms and provisions of this Waiver and Release and has had the opportunity to contribute to its revision. The terms of this Waiver and Release shall be construed fairly and evenly as to both Parties hereto and not in favor or against either party based on the characterization of one or the other as the drafting party.

g.    Choice of Law. This Waiver and Release shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of California without regard to its choice-of-law principles, provided, however, that any issue concerning Executive’s right to indemnification as an officer of the Company or its affiliates shall be governed by the law of the state of incorporation in accordance with the governing corporate articles, and without regard to that state’s choice of law principles.
h.    Successors and Assigns. This Waiver and Release is binding upon, and shall inure to the benefit of, the parties and their respective heirs, successors and assigns.
PLEASE READ CAREFULLY. THIS WAIVER AND RELEASE CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
NOW INTENDING TO BE LEGALLY BOUND THEREBY, the parties have executed this Waiver and Release on the date(s) set forth below.

ACCEPTED AND AGREED BY:	ACCEPTED AND AGREED BY:
INSERT EXECUTIVE	LOS ANGELES TIMES COMMUNICATIONS LLC
Signature: Date:	Signature: Name Date:

ADDENDUM 1

1.    RELOCATION ADVANCE. The Company will pay Employee a lump sum payment of Seventy-Five Thousand Dollars and No Cents ($75,000.00) to be paid no later than September 30, 2015, for the purpose of relocating Employee’s residence from Baltimore, Maryland to Los Angeles County, California. Employee will not earn this amount unless Employee remains a full-time employee with the Company through at least the second-year anniversary of Employee’s start date in California. In the event Employee resigns (other than for Good Reason) or the Company terminates Employee’s employment for Cause prior to the first-year anniversary of Employee’s start date in California, Employee will immediately repay the entire relocation advance (i.e., $75,000.00) to the Company. In the event Employee resigns (other than for Good Reason) or the Company terminates Employee’s employment for Cause after the first-year anniversary but prior to the second-year anniversary of Employee’s start date in California, Employee will immediately repay one-half of the relocation advance (i.e., $37,500.00) to the Company. Notwithstanding the foregoing, in the event of termination of Employee’s employment without Cause, or Employee’s death, the foregoing amount shall be considered earned in full and no portion thereof shall be repaid to the Company.

2.    SETTLING COSTS.

(a)    The Company will pay for Employee’s rental of a standard-sized rental car from a nationally recognized rental car company and also a preferred vendor of Tribune Publishing (e.g., Hertz, Avis, National, and Enterprise) for up to the first four months of Employee’s employment with the Company under the Agreement. Employee will submit the expense through the standard expense reimbursement process.

(b)    The Company will pay for Employee’s standard 2 bedroom temporary housing located in Los Angeles County, California up to the first four months of Employee’s employment with the Company under the Agreement. The temporary housing vendor will be at the discretion of the Company and a preferred vendor of Tribune Publishing and will be direct billed to the Company.

(c)    The Company will provide Employee with an allowance for permanent housing, as follows: (1) a lump sum payment of One Hundred Seventy-Five Thousand Dollars and No Cents ($175,000.00) to be paid by September 30, 2015; and (2) a lump sum payment of Eighty-Seven Thousand Dollars and No Cents ($87,000.00) to be paid on September 30, 2016. Any amounts for Employee’s housing in excess of the allowance will be Employee’s sole responsibility. Upon the Company’s termination of Employee’s employment during (and not after) the Employment Term for any reason other than Cause, or Employee’s resignation for Good Reason, the Company will pay any early termination fees, costs and/or penalties, relieving

Employee of all obligations under the current lease agreement, which is not to exceed the term of the contract period.

3.    RETURN RELOCATION ALLOWANCE. Upon the Company’s termination of Employee’s employment during (and not after) the Employment Term for any reason other than Cause or Employee’s resignation with Good Reason during (and not after) the Employment Term, the Company will pay Employee a lump sum payment of Seventy-Five Thousand Dollars and No Cents ($75,000.00), for the purpose of relocating Employee’s residence from Los Angeles County, California to Baltimore, Maryland.